From the President

February 21, 2018

TO: All Members

SUBJECT: Full Year and Fourth Quarter 2017 Financial Results and Dividend Payments

I am pleased to share our year-end and fourth quarter 2017 earnings release, which included the following highlights:

Net income of $339.6 million, highest in the Bank’s history

Advances of $74.3 billion
Retained earnings at $1.2 billion, highest ever
Highest contribution to affordable housing programs ever, at $37.8 million
Dividends of 6.75% annualized on activity stock; 3.50% annualized on membership stock

We are pleased with these results, which substantially outpaced 2016’s record earnings of $260.0 million. More than records, however, we are pleased by the solid, consistent performance that enables us to achieve our mission every day. We are especially gratified that our results have allowed us to increase both our community dividends and our cash dividends.

As I stated in a letter to you in December, the Board and management are committed to returning a substantial portion of earnings to our membership while maintaining prudent capitalization. And because we recognize that a consistent, predictable dividend is desirable to our membership, we anticipate maintaining similar rates for dividends paid in 2018. (Of course, market and other conditions can be unpredictable and their impact on the Bank’s results of operations and financial condition may result in lower dividend rates than anticipated.)

Dividend Payments

Based on fourth quarter performance, the Board of Directors declared quarterly dividends of 6.75 percent annualized on activity stock and 3.50 percent annualized on membership stock. Dividends will be calculated on your average capital stock held during the period Oct. 1 to Dec. 31, 2017, and will be credited to your Demand Deposit Account (DDA) tomorrow, Feb. 22.

As a reminder, our quarterly conference call is scheduled for Tuesday, Feb. 27, at 9 a.m. If you have yet to register, you may do so by clicking here.

Sincerely,

Winthrop Watson
President and Chief Executive Officer